Exhibit 99.1

Company Contact John L. Higgins Chief Financial Officer (650) 843-2800 jhiggins@connetics.com	Investor Relations Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

CONNETICS SELLS RELAXIN PROGRAM TO BAS MEDICAL

PALO ALTO, Calif. (July 21, 2003) –Connetics Corporation (Nasdaq NM: CNCT) announced today that it has assigned its rights to recombinant human relaxin to BAS Medical, a private, development-stage company focused on the development and marketing of novel medical treatments. As part of the transaction, Connetics will receive up to $1 million in licensing and milestone fees, as well as royalties on future product sales. In connection with the transaction, Connetics received a $100,000 upfront assignment fee. BAS Medical will assume rights to develop and commercialize relaxin for all indications of use. In addition to the assignment fee, in the third quarter, Connetics will recognize $661,000 in deferred revenue relating to previous relaxin license agreements.

Relaxin, one of Connetics’ first biotech product-development programs, was originally acquired through a license agreement with Genentech and the Howard Florey Institute of Australia. Connetics made a significant investment over several years to develop relaxin for the treatment of scleroderma, a debilitating, life-threatening disease characterized by excessive collagen production in the body. In May 2001, the Company discontinued development of relaxin to devote all resources to its dermatology business.

“We believe that relaxin continues to hold the promise of being a potentially important new therapy for a wide range of diseases and conditions. We are delighted to have entered this agreement with a company that has the vision and commitment to advance the development of the hormone,” said Thomas G. Wiggans, President and Chief Executive Officer of Connetics. “For Connetics and the relaxin program, this is a very satisfying conclusion to a long history of investment and commitment to the product. Connetics has made tremendous progress establishing itself as a leading dermatology company, and we will continue to focus on growing our dermatology business.”

“We are pleased to have acquired Connetics’ entire relaxin portfolio, including worldwide patent rights for all fields of use as well as a large stockpile of validated material,” said Peter Breining, President and Chief Executive Officer of BAS Medical, Inc. “This technology assignment will dramatically accelerate our product development cycle and shorten our time to market.”

About Relaxin

Relaxin is a naturally occurring hormone with several distinct biological activities including vasodilation, angiogenesis and inhibition of fibrosis. The hormone is thought to be responsible for many cardiovascular changes that occur during pregnancy, including increased blood flow, which is due to an increase in the number of vessels (angiogenesis) and an expansion in the diameter of vessels (dilation). The angiogenic effects are mediated by an upregulation of bFGF and VEGF by relaxin, and the vasodilatory effects are thought to be mediated by inhibiting the constrictive effects of angiotensin and endothelin.

About BAS Medical

BAS Medical, Inc. is a private, development-stage company developing innovative therapies for a variety of unmet medical needs in large, underserved markets. With several initiatives underway, BAS Medical has received significant financial backing from the venture capital community, with investors including Kleiner Perkins Caulfield & Byers and Domain Partners V, LP, among others.

About Connetics

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an email to ir@connetics.com.

This news release includes forward-looking statements and predictions. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that future milestones and royalties relating to relaxin may not materialize, and that Connetics’ dermatology business may not expand. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year and Form 10-Q for the most recently completed fiscal quarter.

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